UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2019

MACQUARIE INFRASTRUCTURE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32384 Commission File Number	43-2052503 (I.R.S. Employer Identification Number)

125 West 55th Street, New York, New York (Address of principal executive offices)	10019 (Zip code)

(212) 231-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates.

Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

Item 1.01 Entry into a Material Definitive Agreement.

Disposition Agreement

Macquarie Infrastructure Corporation (the “Company”) and its wholly owned subsidiary, MIC Ohana Corporation, have entered into a disposition agreement (the “Disposition Agreement”), dated as of October 30, 2019, with Macquarie Infrastructure Management (USA) Inc. (the “Manager”) in connection with the Company’s announcement that it intends to pursue strategic alternatives, including a sale of the Company or its operating businesses, as a means of unlocking value for shareholders. To facilitate the Company’s pursuit of strategic alternatives, the Disposition Agreement provides for the termination of the Company’s external management relationship with the Manager as to any businesses, or substantial portions thereof, that are sold (including if the Company itself is sold). In connection therewith, the Company will make a payment to the Manager of approximately 2.9% to 6.1% of the proceeds generated in the event of such sales, subject to a minimum amount of disposition payments for all sales in the aggregate in the event of a QTE (as defined below) of (i) $50 million plus (ii) 1.5% multiplied by proceeds in excess of $500 million in the aggregate.

The Disposition Agreement provides that the Third Amended and Restated Management Services Agreement (the “MSA”), dated May 21, 2015, among the Company, MIC Ohana Corporation and the Manager, will terminate upon (i) the sale of the Company or (ii) a transaction or series of transactions resulting in the acquisition by a third party or parties of all of the assets of the Company (either such event, a “QTE”) or upon the mutual agreement of the parties. If the MSA has not been terminated prior to the sixth anniversary of the agreement, the Disposition Agreement provides that the Manager and the independent directors of the Company will engage in reasonable, good faith discussions regarding a potential internalization or other framework for a termination of the MSA. The Disposition Agreement provides that if a QTE occurs on or prior to January 1, 2022 (subject to extension under certain circumstances for up to six months thereafter), then the Company will pay the Manager an additional payment of $25 million. The Disposition Agreement further provides that the Manager will receive a make-whole payment, following the occurrence of a QTE, to the extent that the aggregate management fees paid to the Manager through the date of the QTE were less than (i) $20 million per year for the two years following the date of the Disposition Agreement and (ii) $10 million per year for any period thereafter. In addition, following a QTE, the Manager will be paid in cash all accrued and unpaid management fees, including fees of $8.5 million waived in accordance with the Manager’s Limited Waiver dated October 31, 2018 (the “Limited Waiver”), which waived fees would have been payable through October 31, 2019. The Manager has agreed not to exercise its right to retract the Limited Waiver for periods after October 31, 2019 and prior to the termination of the Disposition Agreement. The Disposition Agreement will terminate on the earlier to occur of (i) the termination of the MSA and (ii) the sixth anniversary of the agreement, subject to extension under certain circumstances if a transaction is pending.

The foregoing summary of the Disposition Agreement does not purport to be complete and is qualified in its entirety by the full text of the Disposition Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 31, 2019, the Company issued a press release, attached hereto as Exhibit 99.1, announcing its intention to pursue strategic alternatives, including a sale of the Company or its operating businesses, as a means of unlocking value for shareholders.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, is deemed to be furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act:”), is not otherwise subject to the liabilities of that Section and is not incorporated by reference into any filing under Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Disposition Agreement, dated October 30, 2019, among Macquarie Infrastructure Corporation, MIC Ohana Corporation and Macquarie Infrastructure Management (USA) Inc.

99.1 Press release of Macquarie Infrastructure Corporation, dated October 31, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2019

MACQUARIE INFRASTRUCTURE
CORPORATION

By:	/s/ Christopher Frost
Name: Christopher Frost
Title Chief Executive Officer